                                                                    EXHIBIT 12.2

                              HOLLYWOOD PARK, INC.

          CALCULATION OF PRO FORMA RATIO OF EARNINGS TO FIXED CHANGES

                           Total Company Pro Forma   Restricted Group Pro Forma
                          -------------------------- --------------------------
                                        Nine months                Nine months
                           Year ended      ended      Year ended      ended
                          December 31, September 30, December 31, September 30,
                              1997         1998          1997         1998
                          ------------ ------------- ------------ -------------
                                      (in thousands, except ratios)
Earnings:
  Pre-tax income (loss)..   $(7,501)      $ 6,529      $(1,796)      $ 1,978
  Add fixed charges......    64,858        51,259       47,627        38,102
  Less capitalized
   interest..............    (2,389)       (3,475)      (2,282)       (3,075)
                            -------       -------      -------       -------
    Total earnings.......   $54,968       $54,313      $43,549       $37,005
                            =======       =======      =======       =======
Fixed Charges:
  Interest expense--
   inclusive of the
   amortization of debt
   issuance costs........   $61,154       $46,749      $44,227       $34,118
  Capitalized interest...     2,389         3,475        2,282         3,075
  Estimated interest
   factor in rent
   expense...............     1,315         1,035        1,118           909
                            -------       -------      -------       -------
    Total fixed charges..   $64,858       $51,259      $47,627       $38,102
                            =======       =======      =======       =======
Ratio of earnings to
 fixed charges(a)........       --          1.06x          --            --
                            =======       =======      =======       =======

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(a) In computing the ratio of earnings to fixed charges: (1) earnings were calculated from income from continuing operations, before income taxes, and fixed charges, and excluding capitalized interest; and (2) fixed charges were computed from interest expense, amortization of debt issuance costs, capitalized interest, and the estimated interest included in rental expense. Hollywood Park's total company pro forma earnings for the year ended December 31, 1997, were not sufficient to cover its pro forma fixed charge requirement by $9.9 million. Hollywood Park's restricted group pro forma earnings for the year ended December 31, 1997, and for the nine months ended September 30, 1998, were not sufficient to cover its pro forma fixed charge requirements by $4.1 million and $1.1 million, respectively.